Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Liz Sharp, VP Investor Relations Smith & Wesson Holding Corp. (413) 747-6284 lsharp@smith-wesson.com

Smith & Wesson®’s Battenfeld Technologies Completes

Previously Announced Acquisition of Taylor Brands

Smith & Wesson Schedules First Quarter Fiscal 2017 Financial Release and Conference Call

SPRINGFIELD, Mass., August 1, 2016 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leading manufacturer of firearms and a provider of quality accessory products for the shooting, hunting, and rugged outdoor enthusiast, today announced that BTI Tools LLC, a wholly owned subsidiary of Smith & Wesson’s Accessories Division, Battenfeld Technologies, Inc., has completed the purchase of substantially all of the assets of Taylor Brands, LLC (“Taylor Brands”), a designer and distributor of high quality knives and specialty tools, for $85.0 million, subject to post-closing adjustments, utilizing cash on hand. Based in Columbia, Missouri, Battenfeld Technologies develops and sells shooting, reloading, gunsmithing, and gun cleaning supplies under several popular, premium brands, including Caldwell® Shooting Supplies, Wheeler® Engineering, Tipton® Gun Cleaning Supplies, and Lockdown® Vault Accessories.

The signing of the definitive purchase agreement for the acquisition was announced on July 18, 2016, and a copy of that announcement can be found at: http://ir.smith-wesson.com/phoenix.zhtml?c=90977&p=irol-newsArticle&ID=2186082.

Smith & Wesson will provide additional details and an update on the progress of the transaction during its fiscal first quarter earnings conference call, scheduled for September 1, 2016. Details of the conference call follow.

Conference Call and Webcast

The company will host a conference call and webcast on September 1, 2016, to discuss its first quarter fiscal 2017 financial and operational results. Speakers on the conference call will include James Debney, President and Chief Executive Officer, and Jeffrey D. Buchanan, Executive Vice President and Chief Financial Officer. The conference call may include forward-looking statements. The conference call and webcast will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Those interested in listening to the conference call via telephone may call directly at 844-309-6568 and reference conference code 59745084. No RSVP is necessary. The conference call audio webcast can also be accessed live and for replay on the company’s website at www.smith-wesson.com, under the Investor Relations section. The company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a leading manufacturer of firearms and a provider of quality accessory products for the shooting, hunting, and rugged outdoor enthusiast, delivering a broad portfolio of quality firearms and shooting, hunting, and outdoor accessories, to the global consumer and professional markets. The company’s firearms division brands include Smith & Wesson®, M&P®, and Thompson/Center Arms™. As a leading provider of shooting, hunting, and outdoor accessories, including reloading, gunsmithing, gun cleaning supplies, tree saws, and vault accessories, the company’s accessories division produces innovative, high-quality products under several brands, including Caldwell® Shooting Supplies, Wheeler® Engineering, Tipton® Gun Cleaning Supplies, Frankford Arsenal® Reloading Tools, Lockdown® Vault Accessories, Hooyman® Premium Tree Saws, BOG POD®, and Golden Rod® Moisture Control. The company’s manufacturing services division provides forging, machining, and precision plastic service for outside businesses. Smith & Wesson facilities are located in Massachusetts, Maine, Connecticut, and Missouri. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.